Exhibit A

Code of Ethics, Insider Trading and Personal Account Trading Policies

As an investment adviser, the Firm stands in a position of trust and confidence with respect to our clients. Accordingly, we have a fiduciary duty to place the interests of the Funds before the interests of the Firm and our employees. In order to assist the Firm and our employees in meeting our obligations as a fiduciary, the Firm has adopted this Code of Ethics (the “Code”). The Code incorporates the following general principles which all employees are expected to uphold:

●	We must at all times place the interests of our clients and Funds first.

●	At all times, we must act with integrity, competence, diligence, respect and in an ethical manner with the public, clients, prospective clients, employers, employees, and other participants in the capital markets.

●	All personal securities transactions must be conducted in a manner consistent with the Code and avoid any actual or potential conflicts of interest or any abuse of an employee’s position of trust and responsibility.

●	Employees must not take any inappropriate advantage of their positions at the Firm.

●	Information concerning the identity of investments and financial circumstances of the Funds and their investors must be kept confidential.

●	Independence in the investment decision-making process must be maintained at all times.

The Firm believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Firm’s reputation and instill in our employees the Firm’s commitment to honesty, integrity and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code, and/or the related materials covered in this Manual, may result in disciplinary action, up to and including termination of employment.

Rule 204A-1 under the Advisers Act, as amended, requires registered investment advisers to adopt codes of ethics. The rule requires an adviser’s code of ethics to set forth standards of conduct and require compliance with federal securities laws. Codes of ethics must also address personal trading: they must require advisers’ personnel to report their personal securities holdings and transactions and must require personnel to obtain pre-approval of certain investments.

A.	Persons and Accounts Covered by the Code

1.	Employees

Rule 204A-1 requires certain supervised persons, called “access persons,” to report their personal securities transactions and holdings. The Code applies to all of the Firm’s employees, which for purposes of the Code include all of the Firm’s “supervised persons.” The Firm’s supervised persons consist of our directors, officers and partners (or other persons occupying a similar status or performing similar functions); our employees; and any other person who provides advice on behalf of the Firm and is subject to the Firm’s supervision and control. The Firm also applies its Code to additional persons designated by the Firm’s Chief Compliance Officer.

2.	Family members and other related parties

The full and complete terms of the Code apply to family members of access persons and other related parties, in particular the prohibitions against front-running and insider trading. For purposes of this Manual, “family member” includes any relative, spouse, or relative of the spouse of an employee, and any other adult living in the same household as the employee and any person who receives financial support from an employee or supervised person. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person’s household.

3.	Accounts

The requirements and restrictions contained in the Code apply to all “reportable securities” in any “personal account.”

a.	Personal Accounts

The term “personal account” means any securities account in which an employee has any direct or indirect “beneficial ownership,” and includes any personal account of an employee’s immediate family member (including any relative by blood or marriage either living in the employee’s household or financially dependent on the employee).

An employee is deemed to have beneficial ownership if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b.	Reportable Securities

The term “reportable securities” includes all securities defined as such under Rule 204A-1 of the Advisers Act, and includes:

●	Debt and equity securities;

●	Options on securities, on indices, and on currencies;

●	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; and

●	Foreign unit trusts and foreign mutual funds.

The term “reportable securities,” however, does not include the following:

●	Direct obligations of the U.S. government (e.g., treasury securities);

●	Money market instruments – Bankers’ acceptances, bank certificates of deposit, commercial paper, and high- quality short-term debt obligations, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates); and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm’s affiliates).

Any questions regarding the application of these terms should be referred to, and addressed by, the Chief Compliance Officer.

B.	Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all employees to comply with applicable federal securities laws. These laws include the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

C.	General Prohibitions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our investors. Trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede security transactions made by or on behalf of the Funds or portfolio companies, nor should trading activity be so numerous as to conflict with the employee’s ability to fulfill daily job responsibilities.

Personal Securities Transaction Policy

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below. Keystone or individuals associated with Keystone may buy or sell securities identical to those recommended to Clients for their personal accounts. In addition, any related person(s) may have an interest or position in a certain security(ies) which may also be recommended to a client.

Personal Securities Transaction Supervision

Each Keystone employee and certain other persons must report to the CCO not less than quarterly any transactions effected in securities in his or her personal account over which he or she has direct or indirect control or influence and provide the CCO with an annual holdings report, each as required below.

Definition of Securities

Keystone will regard the following as securities for purposes of complying with this policy: Any note, stock, treasury security, bond, closed-end mutual fund, exchange-traded fund, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, limited partnership interest, limited liability company interest, loan, security, collateral-trust certificate, fractional undivided interest in oil, gas, or other mineral rights, any options, or in general, any interest or instrument commonly known as a security. Commodities, futures and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Exempt Securities

Unless otherwise exempted or allowed by Keystone in its sole discretion, Keystone requires employees to provide periodic reports regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“reportable security”), in which such employee has a beneficial ownership interest and maintains direct or indirect control or influence over the investment decisions of such securities. However, as noted in Rule 204A-1 under the Advisers Act, the term Reportable Security exempts and does not include:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality, short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end funds other than reportable funds; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction. Employees have a pecuniary interest in securities if those securities are held by members of their immediate families who reside in the home of the employee. Employees are not deemed to have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities or other assets held by the entity.

Exempt Transactions

The following transactions are considered exempt transactions: 1

●	Any transaction in an account over which the employee does not have any direct or indirect influence or control;

●	Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager;

●	Purchases that are part of an automatic investment plan;

●	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis;

●	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions; and

●	Other transactions that have been reviewed and deemed by the CCO in good faith to be exempt from the requirements of this Code of Ethics because of the scope, nature or circumstances of such transactions and the principles of this Code of Ethics.

Investments in Limited Offerings, Initial Public Offerings and New Issues of Equity Securities

No employee shall acquire, directly or indirectly, any beneficial ownership interest in any limited offering, initial public offering (IPO) or new issue of equity securities (NIES) without first obtaining prior approval of the CCO in order to preclude any possibility of their profiting improperly from their positions on behalf of a client. The CCO shall (a) obtain from the employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the employee’s activities on behalf of a client and (b) conclude, after consultation with a Managing Partner of our Firm (who has no personal interest in the issuer of the limited offering, IPO or NIES), that no clients have any foreseeable interest in purchasing such security.

D.	Securities Holdings Reports by Supervised Persons

1.	Initial and Annual Holdings Reports

a.	Contents of Holdings Reports

Every supervised person must submit both initial and annual holdings reports to the CCO that discloses all reportable securities held in any personal account. Each such report must contain, at a minimum:

(1)          the title and type of reportable security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

(2)          the name of any broker, dealer or bank with which the access person maintains any personal account; and

(3)          the date on which the supervised person submits the report.

b.	Timing of Holdings Reports

Every supervised person must submit a holdings report, substantially in the form attached hereto as Appendix C, within the following time frames:

(1)          no later than 10 days after becoming a supervised person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming a supervised person; and

(2)          at least once each year thereafter within 30 days of the end of the Firm’s fiscal year, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

2.	Quarterly Transaction Reports

a.	Contents of Transaction Reports[2]

Every supervised person must submit a quarterly transaction report to the CCO for each reportable securities transaction in any personal account.3The report must contain, at a minimum, the following information for each transaction:

(1)          the date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(2)          the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)          the price of the reportable security at which the transaction was effected;

(4)          the name of the broker, dealer or bank with or through which the transaction was effected; and

(5)	the date on which the access person submits the report.

b.	Timing of Quarterly Transaction Reports

Each supervised person must submit a quarterly transaction report, substantially in the form attached hereto as Appendix D, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions that occurred during the preceding quarter.

3.	Exceptions to the Reporting Requirements No supervised person is required to submit:

a.	Any report with respect to reportable securities held in a personal account over which the supervised person had no direct or indirect influence or control (e.g., a blind trust or discretionary managed account).

b.	A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

c.	A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Any account that meets one of the above exceptions, must still be listed on the employee’s Annual Holdings Report in order for the Employee to re-affirm its status. Any investment plans or accounts that may be eligible for the above exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

E.	Pre-Approval Procedures

Employees must have written clearance for all transactions involving reportable securities unless otherwise exempted herein, including Private Placements and IPOs4 and limited offerings5 before completing the transactions. This includes a private placement of partnership interests in a private equity fund or hedge fund or a purchase of equity interests of private corporations and other entities. The Firm may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Employees shall facilitate all pre-clearance requests pursuant to this Policy by using a Personal Securities Trading Request Form, in the form of Appendix G attached hereto.

The CCO will maintain and regularly review and update a restricted list of Securities (the “Restricted List”) about which the Firm (including via its relationship with any Related Firm) might have received Material Non-Public Information or for which a determination has been made that it is prudent to restrict trading activity. The CCO will not pre-clear any personal transactions in Securities that are associated with any issuers on the Restricted List.

F.	Reporting Violations

Employees should familiarize themselves with the Firm’s Whistleblower Policy in this Manual (Section VI). Pursuant to the Whistleblower Rule, as detailed in Rule 21F-2 of the Exchange Act, the Firm’s Supervised Persons can report (either internally or externally) any concerns or suspicions of improper activity at the Firm by a fellow Supervised Person or other party confidentially and without retaliation. The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity and the Firm recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised Persons must be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

G.	Exceptions to the Code

The CCO may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

●	The employee seeking the exception provides the CCO with a written statement (i) detailing the efforts made to comply with the requirement from which the employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the employee;

●	The CCO believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the employee’s or the Firm’s fiduciary duty to any Fund; and

●	The employee provides any supporting documentation that the CCO may request from the employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

H.	Administration of the Code

The CCO will receive and review all reports submitted pursuant to the Code. The CCO will review the reports to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities.6 The CCO also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

●	A record of any violation of the Code, and of any action taken as a result of the violation;

●	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an employee;

●	A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;

●	A record of the names of persons who are currently, or within the past five years were, access persons; and

●	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering.

●	A record of any exception from the Code granted by the CCO, all related documentation supplied by the Employee seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Firm.

Finally, the Firm is required to include a description of our Code in Part 2A of our Form ADV and, upon request, furnish investors in the Funds with a copy of the Code. The CCO will ensure that a proper description of our Code is included in the Form ADV and will coordinate the distribution of our Code to any investors who request a copy.

I.	Sanctions

Any violation of any provision of the Code may result in disciplinary action. The CCO, in consultation with senior management, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement of profits for a violative trade in a personal account, suspension, demotion or termination of employment.7

J.	Acknowledgment of Receipt and Compliance[8]

The Firm will provide each employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the CCO. On an annual basis, each employee must provide the Firm with a written acknowledgement (in the form of Appendix B attached hereto) evidencing the fact that such employee has received and reviewed, and understands, the Code.

Policy and Procedures to Prevent Misuse of Material Nonpublic Information and Insider Trading

Section I:	Nonpublic Information and Insider Trading Policy

This policy and the procedures are intended to prevent the use of material, nonpublic information by Firm personnel and to prevent, detect and correct any violations of the prohibition on insider trading. To be clear, the Firm forbids any of its employees from trading, either personally or on behalf of others material nonpublic information or communicating material nonpublic information to others in violation of the law. The Firm’s policy applies to every employee and extends to activities within and outside employees’ duties at the Firm. Every employee must read and retain this Policy Statement. Any questions regarding this Policy Statement should be referred to the CCO, who is responsible for monitoring this Policy Statement and the procedures established therein.

A.	Introduction

Trading securities while in possession of material, nonpublic information (“insider trading”), or improperly communicating that information to others, may expose you to severe penalties. Criminal sanctions may include a fine or imprisonment. The U.S. Securities and Exchange Commission (“SEC”) can recover the profits gained or losses avoided through the illegal or improper trading, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The requirements contained in these procedures apply to securities trading and information handling by officers and employees of the Firm (including spouses, minor children and adult members of their households). The requirements also apply to securities trading and information handling by temporary employees of the Firm and independent consultants in certain circumstances.

The laws that address insider trading are not always clear and are continuously developing. An individual legitimately may be uncertain about the application of the rules in a particular circumstance. Often, a single question can prevent disciplinary action or complex legal problems. For these reasons, you should notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of these procedures has occurred or is about to occur, or if you have any questions regarding the applicability of these procedures.

B.	Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Funds managed by the Firm), while in possession of material, nonpublic information, nor may any Firm personnel communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

The term “insider trading” is not defined under federal securities laws, but it is generally understood to refer to the use of material nonpublic information. Such information is material where there is a substantial likelihood that a reasonable investor would consider that information important in making his or her investment decisions. Generally, this includes any information the disclosure of which may have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.

Material information often relates to a company’s financial results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities or the portfolio holdings of any Fund may, in some contexts, be material. Pre-publication information regarding reports to be published in the financial press also may be material.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

●	Trading by an insider while in possession of material nonpublic information,

●	Trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

●	An insider, or a non-insider described above, from communicating material nonpublic information to others.

You should direct any questions about whether information is material to the Chief Compliance Officer.

2.	Who is an “Insider”?

The concept of an “insider” is broad and includes all employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for company purposes. The Firm and/or its employees may become a temporary insider of a company it advises or for which it performs other services. Temporary insiders can also include, among others, a company’s law firm, accounting firm, consulting firm and banks, and the employees of such organizations.

3.	What is Nonpublic Information?

All information is considered “nonpublic” until it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, a news reporting service or publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely. In addition, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider.

4.	Identifying Inside Information

Before executing any trade for yourself or others, including any Funds, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to the Chief Compliance Officer.

●	Do not purchase or sell the securities on behalf of yourself or others, including the Funds.

●	Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer.

●	After the Chief Compliance Officer has reviewed the issue, he or she will determine whether the information is material and nonpublic and, if so, what action should be taken.

You should consult with the Chief Compliance Officer before taking any action or engaging in any transaction. This degree of caution will protect you, the Funds and the Firm.

5.	Tender Offers

Tender offers represent a particular concern under the laws governing insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tendering company, the target company or anyone acting on behalf of either. Firm personnel should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.	Basis for Liability.

In order to be found liable for insider trading, a person must either (i) have a fiduciary relationship with the other party to the transaction and have breached the fiduciary duty owed to that other party, or (ii) have misappropriated material nonpublic information from another person.

Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises where there is a fiduciary relationship. A relationship must exist between the parties to a transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or will refrain from trading.

In 1983, the Supreme Court stated that an outsider can acquire the fiduciary duties of an insider (i) by entering into a confidential relationship with a company through which the outsider gains material nonpublic information (e.g., attorneys, accountants, underwriters or consultants), or (ii) by becoming a “tippee” if the outsider is, or should have been, aware that it has been given confidential information by an insider who has violated its fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

Misappropriation Theory

Another basis for insider trading liability is the “misappropriation theory”, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from another person. The Supreme Court found, in 1987, that a columnist defrauded The Wall Street Journal when he stole information from The Wall Street Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

D.	Penalties for Insider Trading.

Penalties for trading on or communicating material nonpublic information are severe, both for entities involved in such unlawful conduct and their employees. A person can be subject to some or all of the following penalties, even if he or she does not personally benefit from the violation. Penalties include:

●	civil injunctions;

●	criminal penalties for individuals of up to $1 million and non-natural persons of up to $2.5 million plus for individuals a jail term of up to 10 years

●	civil penalties for the person who committed the violation of fines up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided.

●	disgorgement of profits;

●	civil penalties for the employer or other controlling person of up to the greater of $1 million per violation and three times the amount of the profit gained or loss avoided as a result of each violation; and

●	a permanent bar, pursuant to the SEC’s administrative jurisdiction, from the employment or other association with any broker, dealer, investment company, investment adviser or municipal securities dealer.

In addition, any violation of this Policy Statement can be expected to result in severe sanctions by the Firm and its affiliates, including dismissal of any employees involved. ANY SEC INVESTIGATION, EVEN ONE THAT DOES NOT RESULT IN CRIMINAL OR CIVIL PROSECUTION, CAN IRREPARABLY DAMAGE THE COMPANY’S REPUTATION AND AN INDIVIDUAL’S CAREER. IT IS ESSENTIAL TO AVOID EVEN THE APPEARANCE OF IMPROPRIETY.

E.	Restricted List

The Firm will maintain a “Restricted List” of companies about which a determination has been made that it is prudent to restrict trading activity. This might include, for example, a company about which investment personnel may have acquired material, nonpublic information or where the Firm may have executed a non-disclosure agreement.

While the Funds do not typically transaction in marketable securities, as a general rule, trades will not be allowed for Funds, or for the personal accounts of employees, in the securities of a company appearing on the Restricted List, except with approval of the Compliance Officer. Similarly, any determination to remove a company from the Restricted List must be approved by the Chief Compliance Officer. Restrictions with regard to securities on the Restricted List are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

Section II.	Procedures to Implement the Firm’s Policies Against Insider Trading.

The following procedures have been established to aid employees in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every employee must follow these procedures or risk serious sanctions, which may include dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

1.	Identify Inside Information.

Before trading for yourself or others in the securities of a company about which you may potentially have inside information, ask yourself the following questions:

(i)	Is the information material? Is this information that an investor would consider important in making its investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information that could cause insiders to change their trading habits?

(ii)	Is the information nonpublic? To whom has this information been provided? Has the information been filed with the SEC, or been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation, or by appearing on the wire services?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have a question as to whether the information is material and nonpublic, you should take the following steps:

(i)	Immediately report the matter to the Chief Compliance Officer (or, in his absence, the Chief Investment Officer).

(ii)	Do not purchase or sell the securities on behalf of yourself or others.

(iii)	Do not communicate the information to anyone inside or outside the Firm, other than to the Chief Compliance Officer (or, in his absence, a Managing Partner).

After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.	Personal Securities Trading.

All personal trading by Employees is subject to the procedures set forth in Exhibit A of this Manual.

3.	Restricting Access to Material Nonpublic Information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided in Section II of this Exhibit A. The Firm is establishing this policy to help avoid conflicts, appearances of impropriety, and the misuse of confidential, proprietary information. In addition, care should be taken so that all material nonpublic information is secure. For example, files containing material nonpublic information should be sealed, and access to computer files containing material nonpublic information should be restricted.

4.	Resolving Issues Concerning Insider Trading.

If, after consideration of the items set forth in this Exhibit A, doubt remains as to whether information is material or nonpublic, or if there are any unresolved questions as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, these matters must be promptly discussed with the Chief Compliance Officer (or, in his absence, a Managing Partner) before trading on the information or communicating it to anyone.

Section III.	Supervisory Procedures

The role of the Chief Compliance Officer is critical to the implementation and maintenance of the Firm’s policies and procedures against insider trading. Supervisory procedures can be divided into two classifications: prevention of insider trading and detection of insider trading.

1.	Prevention of Insider Trading.

To help prevent insider trading, the Chief Compliance Officer should:

(i)	familiarize all new Employees with the Firm’s policies and procedures;

(ii)	answer questions regarding the Firm’s policies and procedures;

(iii)	resolve issues of whether information received by an Employee is material and nonpublic;

(iv)	review at least annually, and update as necessary, the Firm’s policies and procedures;

(v)	when it has been determined that an Employee possesses material nonpublic information, implement measures to prevent dissemination of such information and, if necessary, restrict Employees and the Funds from trading in the affected securities; and

(vi)	promptly review each request by an Employee for clearance to trade in specified equity securities or corporate debt securities.

2.	Detection of Insider Trading.

To help detect insider trading (and to monitor against front-running), the Chief Compliance Officer should:

(i)	review all brokerage statements submitted with respect to each employee;

(ii)	compare such statements with such transactions and holdings reports to determine the existence (or absence) of any suspicious personal trading patterns.

Appendix A

Keystone National Group, LLC

Annual Compliance Manual Acknowledgement Form

I have read and understand each of the policies and procedures contained in the Registered Investment Advisor Compliance Manual (amended June 2019) of Keystone National Group, LLC and recognize that such policies and procedures apply to me in my employment with the firm, including without limitation the provisions contained in each of the following policies:

●	Privacy Protection
●	Duty to Supervise; Employee Training
●	Advertising and Marketing
●	Media Communications
●	Custody and Safeguarding of Client Assets
●	Electronic Communications
●	Portfolio Management and Due Diligence
●	Valuation Policy
●	Social Media

I acknowledge that my continued employment with Keystone National Group, LLC is subject to my continuing compliance with these policies and procedures and agree to fully comply in all respects with the procedures described therein for the duration of my employment with the firm.

Signature:

Print Name:	Date:

Chief Compliance Officer:

Print Name:	Date:

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Appendix B

Keystone National Group, LLC

code of ethics, INSIDER TRADING AND PERSONAL ACCOUNT TRADING POLICIES

Acknowledgement Form

I have read and understand the Code of Ethics, Insider Trading and Personal Account Trading Policies contained in the Registered Investment Advisor Compliance Manual (amended June 2019) of Keystone National Group, LLC and recognize that the Code of Ethics applies to me. I acknowledge that my continued employment with Keystone National Group, LLC is subject to my continuing compliance with the Code of Ethics and agree to fully comply in all respects with the policies and procedures described therein for the duration of my employment with the firm.

Signature:

Print Name:	Date:

Chief Compliance Officer:

Print Name:	Date:

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Appendix C – INITIAL AND ANNUAL HOLDINGS REPORT

Name of Access Person:

Date of Submission:

Type of Report (check one):

____ Initial Holdings Report (submitted within 10 days after becoming an access person)

____ Annual Holdings Report (submitted annually within 30 days of fiscal year end)

I.	Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number

II.	Reportable Securities

Title of Security	Type of Security	Ticker or CUSIP	Number of Shares	Principal Amount
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and reportable securities with respect to which I have beneficial ownership.

By:
Name:
Date:

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Appendix D – QUARTERLY TRANSACTION REPORT

Name of Access Person:

Date of Submission:

I.	Transactions

Trade Date And Transaction Type	Transaction Price and Number of Shares	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker/ Institution

I hereby certify that the information contained in this report is accurate and that listed above are all transactions for the quarter ended ______________________________ of reportable securities with respect to which I have beneficial ownership.

By:
Name:
Date:

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Appendix E

Outside Business Activities and prior employment

Employees are prohibited from engaging in outside activities without the prior written approval of the CCO in the form attached hereto. Approval will be granted after consultation with the Managing Partners on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues.

No employee may utilize property of the Firm, or utilize the services of the Firm, its employees, Keystone Funds, or Keystone Funds’ underlying investments, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

Keystone employees may not participate in any business opportunity in which he or she knows that the Firm might be expected to participate or have an interest, without:

●	Disclosing in writing all necessary facts to the CCO;

●	Offering the opportunity to the Firm; and

●	Obtaining written authorization to participate from the CCO.

Keystone Funds may not be permitted to invest in any entity in which an employee, any entity owned by an employee or any other entity related to an employee has an investment, except as permitted by the terms of the applicable governing documents related to such Keystone Fund. Therefore, any personal or family interest in any of the Firm’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by a Keystone Fund affected by the Firm may benefit an employee or a family member, either directly or indirectly, then the employee must disclose this possibility to the CCO.

If an employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

Prior Employment Arrangements

Employees are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to the Firm and to any prior employers. Employees should discuss any concerns regarding their prior employment with the CCO or a Managing Partner. Such concerns may include, but are not limited to, possession of material non-public information from a prior employer, a non-solicitation or non-compete clause or other restrictive covenants in the employee’s previous employment agreement, and any prior political contributions made by the employee.

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Outside Business Activities Disclosure Form

Check One:       _____New Disclosure            _____Updated Disclosure__________Remove Disclosure

Employees who engage in any outside business activity, with or without compensation, must complete and submit this form to the Chief Compliance Officer for review and approval.

Outside business activity includes any business activity that is outside of the scope of your employment with the Firm. Such business activity includes acting as a proprietor, partner, officer, director, trustee, consultant, or having any financial interest in another business or organization. Outside business activity also includes non-compensated positions for which you have a fiduciary duty (i.e. president, treasurer, trustee, power of attorney, charitable or other office positions for a nonprofit board).

While an outside business activity does not include passive investments, exceptions might apply by virtue of their nature, position, percentage of ownership or control or obligations with respect to that activity.

Failure to promptly disclose an outside business activity could result in disciplinary actions including termination. You must utilize this Outside Business Activity Disclosure Form to disclose any activity to the CCO. Your disclosure must be both accurate and complete to be considered for review.

In the event that you have any change in your outside business activity, you must update this form promptly and forward to the CCO for review and re-approval of the activity.

I understand it’s my obligation to promptly update any changes in my outside business activities. _______________

New Disclosures: List all that apply; attach separate page if needed

Updated Disclosures: Explain changes to previously approved Outside Business Activity.

Printed Name	Signature	Date

Printed Name – Approver	Approval Signature	Date

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Appendix F – Gifts and Entertainment

This Gifts and Entertainment Policy serves many important purposes. First it is a regulatory imperative, under SEC rules and subject to review during SEC examinations that participants in the financial services industry not award business or make business commitments based on improper personal incentives. Second, the Firm and institutions that do business with the Firm have fiduciary, regulatory and other commitments that impose upon them and their employees an obligation to transact business on the merits of the products and services offered, and not on factors that benefit the employee or client. The requirements, as set out, apply to all employees and should be adhered to always.

The solicitation of entertainment, gifts or gratuities from any client, broker-dealer, vendor or other person is unprofessional and prohibited. If there is any question about the appropriateness of any gift, either to be given or received, employees should consult the CCO.

Employees are limited to giving and receiving gifts or anything of value to or from any person who could be viewed as a business contact, and particularly with respect to Fund investors, and if such gift could be reasonably construed as an attempt to garner influence, of not more than $500 per individual recipient annually, based on the higher of face or fair market value and excluding tax and delivery charges.

Employees’ Receipt of Entertainment – Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not excessively lavish. If the estimated cost or value of the employee’s portion of the entertainment is greater than $500, the employee must report his/her attendance to the CCO using the form attached hereto. If you are in doubt as to whether something constitutes entertainment, please report such entertainment on the Firm’s automated system.

Employees’ Receipt of Gifts – Employees must report their intent to accept gifts worth $500 or more from any single giver for a single event in a calendar year to the CCO by using the form attached hereto. No report is required for holiday gifts, which are given generally to clients of the giver. Regardless of the value of the gift or entertainment, employees should never condition a decision to do business, or the terms under which they will do business, on their receipt of a gift or entertainment.

Firm’s Gift and Entertainment Giving Policy – Employees are prohibited from giving gifts or entertainment that may appear lavish or excessive, and, subject to the following, must obtain approval to give gifts or entertainment more than $500 per recipient to any investor, prospect, or individual or entity that the Firm does, or is seeking to do, business with. Employees should report such gifts more than $500 using the form attached hereto. Prior approval should be obtained if possible, but if prior approval is not obtained, subsequent reporting is required as soon as practicable.

Gifts and Entertainment Given to Pension Plan Representatives and State or Local Officials – There are certain strict Pay-to-Play Rules that limit gifts, entertainment or contributions made to pension plan representatives and state or local officials. Employees should refer to the political contributions and public positions policies within this manual for any contemplated gifts or entertainment of this nature as well as any known policies of such pension plan, state or local official.

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Cash Gifts – No employee may give or accept cash gifts or gift cards or cash equivalents to or from an investor, or any entity that does business with or on behalf of the Firm or an affiliate of the Firm.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Entities that are owned, even partly, by a foreign government could be considered an “instrumentality” of that government. Sovereign wealth funds and government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. The Firm and its employees must comply with the spirit and the letter of the FCPA always. Employees must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Employees must use the form attached hereto to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this section of the Gifts and Entertainment policy.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – The Firm follows guidelines established by the Department of Labor with respect to giving gifts and entertainment to ERISA plan fiduciaries. As such, the Firm is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, irrespective of value, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO using the form attached hereto.

ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. In addition, many public employee benefit plans are subject to similar restrictions. Employees should never offer gifts, entertainment, or other favors for influencing ERISA client or prospective client decision-making. Similarly, employees should not accept gifts, entertainment or other favors offered by others who seek to do business with the Firm or its ERISA clients.

Monitoring and Compliance Review - The CCO shall periodically (at least quarterly) review the log of requests pursuant to the Gifts and Entertainment policy.

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Gifts and Entertainment Request Form Certification

Employee Name (print):

Employee Title:

Date

Gift__________or Entertainment ________________

Describe the gift or entertainment event:

Gift/entertainment given from:

Gift/entertainment provided to:

Date of gift or event:

Value of gift or entertainment (estimated):

Has another gift been given or received with this client or potential client within the past 12-months?

Yes____or No _____

Have you participated in another entertainment event (either giving or receiving) with this client or potential client within the past 12-month period?

Yes____or No _____

Disclose additional details relating to this disclosure, if necessary:

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Employee’s Signature:

Name	Date
Compliance Approval:

Name	Date

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Appendix G – PERSONAL SECURITIES TRADING REQUEST FORM

1.	Name of person seeking authorization:

2.	Account for which approval is sought (e.g., personal, spouse, IRA):

3.	Issuer:

4.	Class or type of security:

5.	No. of units to be bought, sold, acquired, or disposed of:

6.	Transaction is:___________buy to position long

_________________________buy to cover

_________________________sell to position short

_________________________sell to close

_________________________other (specify:_________________)

7.	Broker-dealer to be used:

8.	Signature of Person Seeking Authorization:

Date:

*     *     *     *     *

Compliance disposition:

The foregoing transaction is approved/denied (circle one).

Name:

Date:

Title:

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Appendix H – Political Contributions Request Form

As a covered associate, I acknowledge that I must receive the prior written approval of Keystone’s Chief Compliance Officer prior to making any direct or indirect contribution to any official of a government entity (as each term is defined in the Compliance Manual). In accordance with such obligation, I seek the approval of the Chief Compliance Officer to make the following contribution to an official of a government entity (as each term is defined in the Compliance Manual).

Name of candidate/political party/political action committee to whom contribution will be made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Expected date and form of contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks election:

Candidate’s position at time of contribution:

Contribution amount ($):

To the best of your knowledge, does the position to which the candidate seeks election or the position currently held by the candidate: (a) involve direct or indirect responsibility for, or can he/she influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

_______ Yes ______ No

Have you made any other contributions to this candidate, or payments on behalf of this candidate’s candidacy, during this election cycle?

_______ Yes ______ No

I hereby certify that (i) all information provided herein is accurate and (ii) the contribution for which I seek pre-clearance as set forth above will not be made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Signature of Covered Associate:
Date:

FOR COMPLIANCE DEPARTMENT USE ONLY

Approved:

Denied:

Signature:
Name:
Title:
Date:
Basis for decision:

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